Exhibit 99.1

FOR IMMEDIATE RELEASE

Supreme Industries Reports Significantly Higher

First-Quarter Gross Margin and Pre-Tax Income

Gross Margin Expands 230 Basis Points

Pre-Tax Income Up 37%, Reaches $3.4 Million

Goshen, Ind.—Apr. 25, 2013—Supreme Industries, Inc. (NYSE MKT: STS), a leading manufacturer of specialized commercial vehicles including truck bodies, shuttle buses and armored vehicles, today announced improved pre-tax earnings for its first quarter ended March 30, 2013.

2013 First-Quarter Results

Consolidated net sales of $65.9 million for the first quarter declined 8.7% from $72.2 million in last year’s comparable period. The truck division, which represented 76% of total net sales, recorded higher sales in the quarter compared with the prior year as the Company increased its retail sales offsetting the industry-wide decline in rental fleet orders during the first quarter of 2013.  Bus sales declined $7.4 million during the first quarter of 2013 due to persisting competitive pressure and discounting incentives, particularly on state and municipal orders.

Gross margin as a percentage of sales increased to 17.3%, compared with 15.0% in last year’s comparable period. Despite lower net sales volume, first-quarter gross profit rose to $11.4 million, up from $10.8 million, in 2012. The significant gross margin improvement reflected a favorable product mix, pricing disciplines and efficiency improvements at the Company’s manufacturing facilities.

Supreme reported that pre-tax income increased 37.2% to $3.4 million compared with $2.5 million in 2012’s first quarter. For the first quarter of 2013, the Company recorded income tax expense at an effective tax rate of 32.3%.  Supreme reported no tax provision in the first quarter of 2012 resulting from the utilization of previously unrecognized net operating loss carryforwards.

Net income for the first quarter of 2013 was $2.3 million, or $0.15 per diluted share, compared with net income of $2.5 million, or $0.16 per diluted share, last year. Applying the 2013 effective tax rate to results in the first quarter of 2012, would have resulted in net income of $1.7 million, or $0.11 per diluted share.

Supreme’s Chief Financial Officer and Interim Chief Executive Officer Matthew Long said: “The truck division’s strong performance was a significant highlight during the year’s opening quarter. By responding to softer demand from fleet operators and increasing retail sales, we not only achieved higher year-over-year sales of trucks, but also substantial margin improvement. In addition to the 230 basis points of margin expansion versus last year’s first quarter, margins widened more than 400 basis points sequentially since the fourth quarter of 2012.”

Working capital was $41.7 million at March 30, 2013, up from $38.6 million at Dec. 29, 2012.  The working capital ratio was 2.4 to 1 versus 2.7 to 1 for the respective dates.  During the quarter, Supreme invested $1.7 million in facilities and equipment primarily to complete capital projects initiated in 2012.  Total debt increased to $14.8 million at quarter end, compared with $14.1 million at

Supreme Industries, Inc.

2581 East Kercher Road • PO Box 463 • Goshen, IN 46527

Dec. 29, 2012. Stockholders’ equity increased 3.6% to $69.6 million, or book value of $4.55 per share, at March 30, 2013, compared with $67.2 million, or book value of $4.41 per share, at Dec. 29, 2012. Net cash used by operating activities for the first quarter of 2013 totaled $0.3 million, compared with $2.6 million in the first quarter of 2012.

As disclosed in 2012’s second quarter, the Company self-identified an immaterial error related to revenue recognition. Accordingly, its first quarter consolidated financial statements reflect the correction of the immaterial error.

Conference Call Information

A conference call will be held tomorrow, April 26, 2013, at 9 a.m. ET to review the first-quarter results. To participate in the live call, dial 877-317-6789 (International: 412-317-6789) 10 minutes before the call begins, or 8:50 a.m. ET. The conference ID is 10027941. The call also will be streamed live and can be accessed at http://www.SupremeInd.com. Those unable to participate in the live conference call may access a replay, which will be available on Supreme’s website for approximately 30 days.

To be added to Supreme Industries’ email distribution list, please click on the link below:

http://www.clearperspectivegroup.com/clearsite/sts/emailoptin.html.

About Supreme Industries

Supreme Industries, Inc. (NYSE MKT: STS), is a nationwide manufacturer of specialized truck bodies produced to the specifications of its customers. Supreme also manufactures special-purpose “shuttle-type” buses and armored vehicles. The Company’s transportation equipment products are used by a wide variety of industrial, commercial and law enforcement customers.

News releases and other information on the Company are available on the Internet at:
http://www.supremeind.com or http://www.b2i.us/irpass.asp?BzID=1482&to=ea&s=0

Other than historical facts contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, and reflect the view of management with respect to future events. When used in this report, words such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan” and similar expressions, as they relate to Supreme or its plans or operations, identify forward-looking statements. Such forward-looking statements are based on assumptions made by, and information currently available to, management. Although management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that the expectations reflected in such forward-looking statements are reasonable, and it can give no assurance that such expectations will prove to be correct.  Important factors that could cause actual results to differ materially from such expectations include, without limitation, an economic slowdown in the specialized vehicle industry, limitations on the availability of chassis on which Supreme’s product is dependent, availability of raw materials, raw material cost increases and severe interest rate increases. Furthermore, Supreme can provide no assurance that any raw material cost increases can be passed on to its customers through implementation of price increases for Supreme’s products. The forward-looking statements contained herein reflect the current view of management with respect to future events and are subject to those factors and other risks, uncertainties and assumptions relating to the operations, results of operations, cash flows and financial position of Supreme. Supreme assumes no obligation to update the forward-looking statements or to update the reasons actual results could differ from those contemplated by such forward-looking statements.

CONTACT:

Investor and Media Contact:

Matthew J. Dennis, CFA

Supreme Investor Relations

574-228-4130

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—FINANCIAL RESULTS FOLLOW—

Supreme Industries, Inc. and Subsidiaries

Consolidated Statements of Income

	Three Months Ended
	March 30,	March 31,
	2013	2012
Net sales	$65,880,891	$72,166,821
Cost of sales	54,472,790	61,351,104
Gross profit	11,408,101	10,815,717

Selling, general and administrative expenses	8,575,760	8,548,390
Other income	(713,391)	(478,948)
Operating income	3,545,732	2,746,275

Interest expense	142,318	264,749
Income before income tax	3,403,414	2,481,526

Income tax expense*	1,099,608	—
Net income	$2,303,806	$2,481,526

Income per share:
Basic	$0.15	$0.16
Diluted	0.15	0.16

Shares used in the computation of income per share:
Basic	15,250,784	15,161,149
Diluted	15,544,353	15,380,960

*                 The Company reported no tax provision in the first quarter of 2012, resulting from the utilization of previously unrecognized net operating loss carryforwards.

Supreme Industries, Inc. and Subsidiaries

Consolidated Balance Sheets

	March 30,	December 29,
	2013	2012

Assets
Current assets	$71,747,864	$61,007,286
Property, plant and equipment, net	43,750,476	42,937,988
Other assets	1,127,242	1,142,809
Total assets	$116,625,582	$105,088,083

Liabilities
Current liabilities	$30,005,346	$22,363,408
Long-term liabilities	17,036,320	15,561,793
Total liabilities	47,041,666	37,925,201
Total stockholders’ equity	69,583,916	67,162,882
Total liabilities and stockholders’ equity	$116,625,582	$105,088,083